Exhibit 99.1
S1 Appoints New Chief Financial Officer
ATLANTA, February 15, 2006 —S1 Corporation (Nasdaq:SONE), a leading provider of customer-interaction software for financial services, announced today that the Board of Directors has appointed John A. Stone as the Company’s new chief financial officer. Stone, who has served S1 as corporate controller and most recently senior vice president of global finance, brings nearly 20 years of experience in corporate finance, accounting and financial reporting. Stone assumes the role from Matt Hale, who was recently appointed president over the Company’s retail banking, wholesale banking and insurance business units and had served as CFO for four years.
“I am very pleased with the appointment of John Stone,” said James S. “Chip” Mahan, III, CEO and Chairman of the Board for S1. “John brings many years of experience with software organizations as well as knowledge of our company after being actively engaged in our business for more than a year now.”
Prior to S1, Stone served as vice president of finance, corporate controller at EarthLink (NASDAQ: ELNK), an internet service provider with more than $1 billion in annual revenue, and MAPICS Inc., a multinational software and services company recently acquired by Infor. Prior to MAPICS, Stone held various positions in corporate accounting and financial reporting with Computer Sciences Corporation, (NYSE: CSC), formerly Mynd, Corp. Stone began his career at PricewaterhouseCoopers after graduating from the University of Georgia, Terry College of Business.

About S1 Corporation
S1 Corporation is a leading global provider of customer-facing software for more than 4,000 banks and insurance providers around the world. Comprised of applications that address virtually every market segment and delivery channel, S1 solutions help integrate and optimize an institution’s entire front office, resulting in increased operational efficiencies, revenue opportunities and overall customer satisfaction. S1 is the only provider with the proven experience, breadth of products and financial strength to empower financial services companies’ enterprise strategies. Additional information about S1 is available at www.s1.com.
Forward-Looking Statements
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to our financial condition, results of operations and business. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or similar terminology identify forward-looking statements. These statements are based on our beliefs as well as assumptions made using information currently available to us. Because these statements reflect our current views concerning future events, they involve risks, uncertainties and assumptions. Therefore, actual results may differ significantly from the results discussed in the forward-looking statements. The risk factors included in our reports filed with the Securities and Exchange Commission (and available on our web site at www.s1.com or the SEC’s web site at www.sec.gov) provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as provided by law, we undertake no obligation to update any forward-looking statement.
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